EXHIBIT 99.1

Consent of Person About to Become a Director

I hereby consent to be named as a person who is expected to become a director of Williams Scotsman International, Inc. (the “Company”) in the Registration Statement on Form S-1 of the Company (File No. 333-124459) and in any and all amendments and supplements thereto (collectively, the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

/s/ James A. Flick, Jr.
Name: James A. Flick, Jr.

June 29, 2005